EXHIBIT 99.5

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated: April 28, 2022

Sistema PJSFC

By:	/s/ Vladimir Chirakhov
Name: Vladimir Chirakhov
Title: Chief Executive Officer (President)

Sistema Venture Fund Limited

By:	/s/ Georgios Charalampous
Name: Georgios Charalampous
Title: Director

Sistema Venture Capital Fund LLC

By:	/s/ Dmitry Filatov
Name: Dmitry Filatov
Title: President